IN THE UNITED STATES BANKRUPTCY COURT

                      FOR THE MIDDLE DISTRICT OF LOUISIANA


IN RE:                                ss.           CIVIL ACTION NO. 94-2763-B2
                                      ss.
CAJUN ELECTRIC POWER                  ss.
COOPERATIVE, INC.,                    ss.          BANKRUPTCY CASE NO. 94-11474
                                      ss.
               DEBTOR.                ss.                            CHAPTER 11
                                      ss.
Federal Tax Id. No. 72-0655799        ss.








         SUPPLEMENTAL DISCLOSURE STATEMENT IN SUPPORT OF THE JOINT PLAN
            OF REORGANIZATION OF SOUTHWESTERN ELECTRIC POWER COMPANY,
                  ENTERGY GULF STATES AND THE MEMBERS COMMITTEE

                                TABLE OF CONTENTS

I.       INTRODUCTION                                                         1

         A.      Introduction                                                 1

         B.      Overview of Plan                                             2
                 1.      Summary of transactions to occur pursuant to Plan.   2
                 2.      Summary of classification, treatment, and likely
                           distributions under the Plan                       4
                         a.      Unclassified Claims.                         4
                         b.      Classified Claims                            4
                 3.      Summary of Impairment and Voting Rights              6
                         a.      Definition of Impairment.                    7
                         b.      Classes Impaired Under the Plan.             8

II.      SUMMARY OF THE PLAN                                                  8

         A.      Identification of Proponents and Purchaser.                  8
                 1.      Members Committee.                                   8
                 2.      Entergy Gulf States (formerly GSU).                  9
                 3.      SWEPCO/CSW/SWECO.                                   10

         B.      Description of Proposed Asset Purchase Agreement.           11

         C.      Liquidation of Cajun                                        12

         D.      Summary of Plan                                             12
                 1.      Classification of Claims                            13
                 2.      Treatment of Classified Claims.                     14
                 3.      Member Rates and the Proposed Power Sales Agreement 18
                 4.      Executory Contracts and Unexpired Leases            18
                         a.      Supply Contracts.                           18
                         b.      River Bend JOA.                             18
                         c.      Collective Bargaining Agreements            18
                         d.      All Other Executory Contracts               19
                 5.      Distributions Under the Plan.                       19
                 6.      Discharge of Cajun.                                 20
                 7.      Conditions to Confirmation and Effectiveness of
                           the Plan.                                         20

         E.      Means for Implementation of the Plan                        21
                 1.      Sale of Acquired Assets to SWECO                    21
                 2.      Disbursement Fund                                   21
                 3.      New Power Supply Contracts with SWECO               21
                 4.      Other Actions                                       22

III.     CONFIRMATION AND TECHNICAL  ISSUES RELATIVE TO THE PLAN             22

         A.      Classification Issues under Section 1122.                   22

         B.      Confirmation Issues under Section 1123 and 1129.            23

         C.      Risk Factors                                                25
                 1.      Reorganized Cajun's Continued Operations.           25
                 2.      Conditions Precedent                                25
                 3.      Regulation.                                         26
                         a.      Regulatory Background                       26
                         b.      Regulatory Issues Applicable to SWECO       27
                 c.      Public Utility Holding Company Act                  28
                 4.      Other Issues                                        30

         D.      Supplemental Tax Analysis                                   30
                 1.      Statutory Overview                                  30
                 2.      Tax Consequences To Cajun.                          31
                         a.      Cajun's Tax Status.                         31
                         b.      Cajun's Tax Attributes                      32
                         c.      Gain or Loss on Sale of Assets              33
                         d.      Other Income                                34
                         e.      Section 382 Limitation on Losses.           35
                         f.      Alternative Minimum Tax                     36
                         g.      Discharge of Indebtedness                   37
                 3.      Tax Consequences to Creditors                       37
                 4.      Backup Withholding.                                 38
                 5.      Tax Benefit Agreement.                              39
                 6.      Other IRS Ruling Requests.                          39

IV.      COMPARISON TO THE OTHER PLANS                                       40

         A.      Overview of Significant Comparability Issues                40
                 1.      Enforceability and Assignability of Supply
                           Contracts                                         40
                 2.      Impact of Rates on Competitiveness and Viability
                           of Cooperatives                                   42

         B.      Comparison of Plans                                         44

V.       CONCLUSION                                                          49

                          I. INTRODUCTION AND OVERVIEW

A.      INTRODUCTION

        Pursuant to 11 U.S.C. 1125, the Proponents provide this Supplemental

Disclosure Statement to disclose adequate information so that the creditors of

Cajun Electric Power Cooperative, Inc., the debtor herein ("Cajun") may make a reasonably informed decision in exercising their right to vote for acceptance of the Plan. A copy of the Plan accompanies this Supplemental Disclosure Statement.

This Supplemental Disclosure Statement, although detailed, has been drafted in the spirit of 11 U.S.C. ss. 1125(a)(1), which defines "adequate information"

within the context of the debtor's particular circumstances and typical creditors. In this case, the creditors are sophisticated, have access to vast amounts of information, and already possess a virtually complete understanding of Cajun and its business. This Supplemental Disclosure Statement contains information that is pertinent to the Plan, while general information relevant to

Cajun and its business is contained in the Master Disclosure Statement submitted by the Trustee (the "Master Disclosure Statement"). The Proponents have reserved the right under the Plan to ask that the Plan be confirmed by the Court pursuant to 11 U.S.C. ss. 1129(b), notwithstanding the failure of all impaired classes to vote in favor of the Plan.

        All terms defined in Article I of the Plan shall have the same meanings when used herein. The reader is advised to review such definitions prior to reviewing this Supplemental Disclosure Statement.

THIS SUPPLEMENTAL DISCLOSURE STATEMENT, THE TRUSTEE'S DISCLOSURE STATEMENT AND THE PLAN ARE AN INTEGRAL PACKAGE AND ALL MUST BE CONSIDERED IN ORDER FOR THE CREDITOR TO BE ADEQUATELY INFORMED.

NO REPRESENTATIONS CONCERNING THE DEBTOR, ITS FUTURE BUSINESS OPERATIONS, THE VALUE OF PROPERTY OR THE VALUE OF ANY PROMISSORY NOTES OR OTHER SECURITY OR PROPERTY TO BE ISSUED OR EXCHANGED UNDER THE PLAN ARE AUTHORIZED OTHER THAN AS SET FORTH IN THIS SUPPLEMENTAL DISCLOSURE, OR THE MASTER DISCLOSURE STATEMENT. ANY REPRESENTATIONS OR INDUCEMENTS MADE TO SECURE YOUR ACCEPTANCE WHICH ARE OTHER THAN AS CONTAINED IN THIS SUPPLEMENTAL DISCLOSURE STATEMENT, OTHER APPROVED SUPPLEMENTAL DISCLOSURE STATEMENTS, AND THE MASTER DISCLOSURE STATEMENT SHOULD NOT BE RELIED UPON BY YOU IN ARRIVING AT YOUR DECISION, AND SUCH ADDITIONAL REPRESENTATIONS AND INDUCEMENTS SHOULD BE REPORTED TO COUNSEL FOR THE PROPONENTS WHO IN TURN SHALL DELIVER SUCH INFORMATION TO THE BANKRUPTCY COURT FOR SUCH ACTION AS MAY BE DEEMED APPROPRIATE.

        NOT ALL OF THE INFORMATION CONTAINED HEREIN HAS BEEN SUBJECT TO A CERTIFIED AUDIT. THE PROPONENTS DO NOT WARRANT OR REPRESENT THAT SUCH INFORMATION IS WITHOUT INACCURACY, ALTHOUGH REASONABLE EFFORT HAS BEEN MADE TO BE ACCURATE.


B.      OVERVIEW OF PLAN

        1.     SUMMARY OF TRANSACTIONS TO OCCUR PURSUANT TO PLAN.

               As more particularly described herein, the Plan submitted by the

Proponents is unique in that it is jointly submitted by two Louisiana electric public utilities (SWEPCO and GSU) along with ten of Cajun's Members, which jointly serve a population in the State of Louisiana of over two million. The

Proponents have joined together to present to the creditors of Cajun and the

Court a Plan that will resolve Cajun's bankruptcy through the disposition of assets, the initiation of new power supply arrangements and the settlement of all claims and litigation. The Plan has the goal of offering competitive wholesale rates to the Members, while maximizing value to the Cajun estate. The

Plan, if confirmed by the Court, would resolve all existing and potential litigation, allow the estate to immediately receive substantial value, and satisfy the concerns of the Louisiana Public Service Commission ("LPSC").

               The Plan provides for the acquisition of Cajun's non-nuclear assets (the "Acquired Assets") by a subsidiary or affiliate of SWEPCO for $780 million in cash. The Plan ends the GSU litigation by incorporating the terms of a global settlement negotiated among the Proponents. The Plan has a higher probability of being confirmed than the other plans that have been filed in the case because: (i) it is the only plan that has the support of the Members; (ii)

it is the only plan that avoids litigation over the Members' contract rights;

and (iii) it reduces rates to a competitive level and is therefore supportable by the LPSC. In short, the Proponents' Plan is the only feasible plan that can be confirmed without years of litigation.

               The distinguishing attribute of the Plan is that it will produce competitive wholesale rates to cooperatives serving over one million Louisiana residents and maximize the value of the Cajun estate. The cooperatives cannot and will not remain viable at non-competitive rates, as evidenced by the bankruptcy of Washington St.Tammany, the insolvency and acquisition of BREMCO,

the agreement of the Teche Board to sell to CLECO, and other cooperatives that are experiencing financial difficulties.

               The Plan would reduce the wholesale rates to an above-market, but reasonably competitive, level of approximately 37.4 mills, which would immediately provide significant rate relief to Louisiana ratepayers while also maximizing the value of the estate. Any plan that proposes higher,

non-competitive rates in an effort to extract excessive value from Louisiana ratepayers would not provide a permanent solution to the substantial rate disparity between cooperatives on the one hand, and investor-owned and municipal utilities on the other hand.

        2. SUMMARY OF CLASSIFICATION, TREATMENT, AND LIKELY DISTRIBUTIONS UNDER THE PLAN.

               A.      UNCLASSIFIED CLAIMS.

                       Allowed Administrative Expense Claims will be paid in

full in cash on the Effective Date. Allowed Priority Tax Claims will be paid in full in cash on the Effective Date or through different cash payments over six years after the date of assessment.

               B.      CLASSIFIED CLAIMS.

                       The following summarizes the classification of the Claims

and Equity Interests under the Plan. For a detailed description of each Class,

see Section II--Description of the Plan.

        CLASS 1:      All Other Priority Claims
        CLASS 2:      Allowed Secured Claim of RUS
        CLASS 3:      Allowed Secured Claim of CoBank
        CLASS 4:      Allowed Secured Claim of Hibernia Bank
        CLASS 5:      Allowed Other Secured Claims
        CLASS 6:      Allowed Unsecured Claims
        CLASS 7:      Member Interests

The following table summarizes the treatment of Allowed Claims against and

Allowed Interests in the Debtor and corresponding distributions as the

Proponents are best able to estimate at this time. Reference is made to the more detailed descriptions in the Plan attached hereto as EXHIBIT "A" and in Section

II hereof. Each class is treated as a separate and distinct class for all purposes under the Plan, including for voting purposes.

                  The amounts of Claims in the various classes and the number of holders of such claims cannot now be exactly determined. In addition, the actual

Distributions under the Plan may vary from the recoveries noted below for a variety of reasons. The following chart is the Proponents' estimate of creditor recoveries from the cash Purchase Price, collection and liquidation of other assets of Cajun and distribution of specific items of property. Furthermore, the

Proponents cannot estimate with complete accuracy the amount of claims that ultimately will be allowed.

                       ESTIMATED RECOVERIES UNDER THE PLAN
----- ------------------------------------- ------- ---------------------------
                                            Impair-
Class Description of Class                    ment  Treatment
----- ------------------------------------- ------- ---------------------------
1     All Other Priority Claims                No   Paid in full on Effective
                                                    Date
----- ------------------------------------- ------- ---------------------------
2     Allowed Secured Claim of RUS            Yes   Payment of Purchase Price
                                                    attributable to lien
                                                    interests in Acquired Assets
                                                    and transfer of property in
                                                    accordance with the River
                                                    Bend Settlement.
--- --------------------------------------- ------- ---------------------------
3   Allowed Secured Claim of CoBank           Yes   SWECO will enter into a new
                                                    agreement with CoBank
                                                    intended to avoid a
                                                    disqualifying even under the
                                                    Tax Benefit Transfer
                                                    Agreements, and to allow
                                                    SWECO to acquire the
                                                    Debtor's ownership in Big
                                                    Cajun, Unit 3 and the
                                                    Debtor's ownership of equity
                                                    in CoBank.  CoBank shall
                                                    release its liens on all
                                                    assets other than the equity
                                                    in CoBank.
--- --------------------------------------- ------- ---------------------------
4   Allowed Secured Claim of Hibernia Bank    Yes   Payment in accordance with
                                                    payment schedule on
                                                    outstanding bonds; or from
                                                    cash upon sale of assets
                                                    securing such claim.
--- --------------------------------------- ------- ---------------------------
5   Allowed Other Secured Claims              Yes   Payment in cash upon sale of
                                                    assets, or transfer of
                                                    property securing such claim
                                                    in full satisfaction of
                                                    claim.
--- --------------------------------------- ------- ---------------------------
6   Allowed Unsecured Claims                  Yes   Share pro rata in proceeds
                                                    of unencumbered assets and
                                                    Purchase Price attributable
                                                    to unencumbered Acquired
                                                    Assets.
--- --------------------------------------- ------- ---------------------------
7   Member Interests                          Yes   No distribution.
--- --------------------------------------- ------- ---------------------------


        3.     SUMMARY OF IMPAIRMENT AND VOTING RIGHTS

               Any creditor or interest holder of the Debtor whose Claim or

Interest is impaired under the Plan is being solicited to vote, except for

Disputed Claims or Disallowed Claims. Any Claim as to which an objection has been filed, and such objection is still pending on the voting date, is not entitled to have its vote counted, unless the Bankruptcy Court temporarily allows the Claim or Interest upon motion by such party whose Claim or Interest has been objected to, in an amount which the Bankruptcy Court deems proper for the purpose of accepting or rejecting the Plan. Such motion must be heard and determined by the Bankruptcy Court prior to the date and time established by the

Bankruptcy Court to confirm the Plan. In addition, a Claimant's or Equity

Interest Holder's vote may be disregarded if the Bankruptcy Court determines a party's acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

               A.      DEFINITION OF IMPAIRMENT.

               Under section 1124 of the Bankruptcy Code, a class of claims or equity interests is IMPAIRED under a plan of reorganization UNLESS, with respect to each claim or equity interest of such class, the plan:

               (1) leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder of such claim or interest;

               (2) notwithstanding any contractual provision or applicable law that entitles the holder of such claim or interest to demand or receive accelerated payment of such claim or interest after the occurrence of a default:

                       (A) cures any such default that occurred before or after
               the commencement of the case under this title, other than a default of a kind specified in section 365(b)(2) of this title;

                       (B) reinstates the maturity of such claim or interest as
               such maturity existed before such default;

                       (C) compensates the holder of such claim or interest for
               any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and

                       (D) does not otherwise alter the legal, equitable, or
               contractual rights to which such claim or interest entitles the holder of such claim or interest; or

               (3) provides that, on the effective date of the plan, the holder of such claim or interest receives, on account of such claim or interest, cash equal to -

                       (A) with respect to a claim, the allowed amount of such claim; or

                       (B) with respect to an interest, if applicable, the greater of -

                              (i)     any fixed liquidation preference to
                       which the terms of any security representing such interest entitle the holder of such interest; or

                              (ii) any fixed price at which the debtor, under
                       the terms of such security, may redeem such security from such holder.

               B.      CLASSES IMPAIRED UNDER THE PLAN.

                       Claimants in Class 1 are UNIMPAIRED under the Plan and,

therefore, are not being solicited to vote on the Plan pursuant to 11 U.S.C. ss.

1126(f). Claimants and Equity Interest holders in Classes 2, 3, 4, 5, 6, and 7 are IMPAIRED under the Plan and are being solicited to accept or reject the

Plan. Although the Class 7 Members Interests are deemed to have rejected the

Plan under ss. 1126(g), they are being solicited, and are expected to vote in favor of the Plan.

                       The Proponents, however, specifically reserve the right

to contest (1) the impaired or unimpaired status of a class under the Plan; and

(2) whether any ballots cast by such class should be allowed to be counted for purposes of Confirmation of the Plan.

                             II. SUMMARY OF THE PLAN

A.      IDENTIFICATION OF PROPONENTS AND PURCHASER.

        1.     MEMBERS COMMITTEE.

               The Members Committee is an association of 10 Members that intervened in Cajun's Chapter 11 Case. The distribution coops represented by the

Members Committee provide electricity to 90% of the total cooperative retail customers. The Members Committee is comprised of all of the cooperatives, except for Teche Electric Cooperative, Inc. and Claiborne Electric Cooperative, Inc.

               The Members Committee has filed Adv. Proceeding 96-1052,

requesting a declaratory judgment that the Supply Contracts are a nullity, that they may not be assumed or assigned, and that the obligations thereunder may not be altered without the Members' consent. However, the Members Committee supports the Plan, and the Members are prepared to execute new contracts with SWECO that will (i) moot the issues regarding the Supply Contracts; (ii) avoid costly litigation; and (iii) preserve Cajun's market for the benefit of Creditors.

               It should be noted that at a recent meeting of the LPSC, a witness sponsored by the Trustee acknowledged that, without the market represented by the Members, Cajun's assets are worth only a "couple of hundred million dollars." Only the willingness of the Members to pay above market rates allows the additional value offered in this Plan to be paid to the creditors.

The Members will not agree to, and if necessary will litigate, any attempt to establish rates that are not competitive.

        2.     ENTERGY GULF STATES (FORMERLY GSU).

               Entergy Gulf States, Inc. is a regulated public utility that is headquartered in Beaumont, Texas and is a wholly-owned subsidiary of Entergy,

Inc. Pursuant to the River Bend JOA, GSU owns 70% of River Bend, and is responsible for operating the plant. Entergy Gulf States owns 42% of Big Cajun

II, Unit 3, and Cajun is responsible for operating the plant pursuant to the Big

Cajun II, Unit 3, JOA. Entergy Gulf States was a party to extensive ongoing litigation involving Cajun, including Big Cajun II, Unit 3 litigation, and various other suits. (See Master Disclosure Statement). The GSU Litigation has

been resolved by a settlement approved by Judge Frank Polozola on August 26,

1996 (the "River Bend Settlement"). GSU has made it clear that involvement in negotiations of SWEPCO and the Members Committee with GSU led to this settlement. The Plan incorporates the River Bend Settlement.

               SWEPCO, GSU and the Members had entered into an agreement

resolving the GSU Litigation with Cajun, subject to Bankruptcy Court approval on

March 28, 1996. An agreement between the same parties dated April 19, 1996 authorizes GSU to incorporate the settlement negotiated with SWEPCO into a settlement agreement with the Trustee, and seek approval by Motion. This has occurred. These agreements are attached hereto as EXHIBIT "B".

        3.     SWEPCO/CSW/SWECO.

               Southwestern Wholesale Electric Company ("SWECO"), as a newly incorporated subsidiary or affiliate of SWEPCO, is the buyer of the assets under the Plan. SWEPCO is a regulated public utility operating in the States of

Arkansas, Louisiana and Texas, and headquartered in Shreveport, Louisiana. It serves a population of approximately one million with a service territory of over 25,000 square miles. SWEPCO has a total capacity of 4,464 MW which is fueled by a combination of lignite, coal, and gas, and operates in the Southwest

Power Pool ("SPP"). The company has operated in the State of Louisiana for 84 years and has consistently offered some of the lowest retail rates in the state.

SWEPCO is also a highly competitive supplier of wholesale power and a significant portion (25%) of its business today is dedicated to wholesale power sales. SWEPCO also has extensive experience in operating coal and gas-fired generating units in a cost-effective manner. In an independent study conducted in 1995 by Utility Data Institute, a SWEPCO coal-fired plant was recognized as having the lowest production cost of any coal-fired plant in the United States.

In fact, three of its plants are ranked within the top 20 of the 700 studied for low-cost production. The Cajun coal fire units are very similar to certain

SWEPCO units and SWEPCO will provide the benefits of low-cost production to wholesale purchasers and ratepayers including all Louisiana cooperatives.

               CSW is a public utility holding company that owns all of the common stock of four U.S. electric operating subsidiaries, namely, Central Power and Light Company, Public Service Company of Oklahoma, West Texas Utilities

Company, and SWEPCO. The Central and South West System provides electrical service to approximately 4.3 million people in a widely diversified area covering some 152,000 square miles. The total generating capacity of CSW operating companies, including SWEPCO, is 14,177 MW, and the CSW System operates in both the Electric Reliability Council of Texas and the SPP. CSW also owns

SEEBOARD, an electric distribution company in the United Kingdom which serves approximately 2,000,000 customers.

B. DESCRIPTION OF PROPOSED ASSET PURCHASE AGREEMENT.

        Under the Plan, SWECO will purchase certain non-nuclear assets referred to as the Acquired Assets for the sum of $780 million, payable in cash (the

"Purchase Price") pursuant to the Asset Purchase Agreement. A true and correct copy of the Asset Purchase Agreement is attached as EXHIBIT "1" to the Plan.

        In addition to the Asset Purchase Agreement, SWEPCO and the Members have agreed that, in the event the Plan is confirmed and consummated, as soon as practicable after the closing of the transaction whereby SWECO acquires the

Acquired Assets, SWEPCO shall reimburse the Members that are constituents of the

Members' Committee for their reasonable attorneys fees and expenses incurred in this bankruptcy proceeding, not to exceed $1 million in the aggregate.

C.      LIQUIDATION OF CAJUN

        The Plan contemplates that the any assets remaining in Cajun after the consummation of the Asset Purchase Agreement, the River Bend Settlement will be

(i) liquidated by the Trustee with the proceeds of such liquidation distributed in accordance with the Plan; or (ii) conveyed by the Trustee to the lienholder of such assets.

D.      SUMMARY OF PLAN

        A portion of the Purchase Price attributable to Acquired Assets on which the RUS has a valid, perfected and unavoidable lien will be paid to the RUS,

along with other assets of the Debtor pursuant to the River Bend Settlement in full satisfaction of the Allowed Secured Claim of RUS. The Plan also provides for payment in full of all Allowed Administrative and Priority Claims. Unsecured

Creditors will receive a Pro Rata share of the proceeds of unencumbered assets and that portion of the Purchase Price attributable to unencumbered Acquired

Assets.

        The Plan also provides an end to years of expensive litigation among

Cajun, GSU, RUS and the Members by incorporating the terms and conditions of the previously announced River Bend Settlement which provides for the establishment and funding of a Decommissioning Trust Fund, and for the transfer of the Cajun

River Bend Interest to the highest bidder or RUS (with a possible reversion to

GSU). River Bend-related and transmission-related litigation is also settled in connection with the Plan. A primary distinguishing feature of the Plan is that it incorporates consensual power supply contracts with each of the Members thereby avoiding costly litigation over the enforcement, assumption and/or assignment of those contracts that is inherent in the other Competing Plans.

                1. CLASSIFICATION OF CLAIMS . The Members have asserted that all

"Excess Funds" and surplus cash (as defined in the Cash Collateral Order) are property of the Members, subject to turnover and refund (except for funds released by the Members to facilitate the GSU settlement and pay River Bend decommissioning costs). This issue will be litigated in Adv. Proc. 96-1073. To the extent the Members prevail, the funds will be disbursed to the members on a pro-rata basis.

                        Post-petition administrative claims entitled to priority

under Code Section 507(a)(1) are dealt with in Section 2.1 of the Plan.

Administrative claims will be paid in cash on the later of the date allowed, the

Initial Distribution Date or the date on which such Claim is payable in the ordinary course of business; provided however that all claims for professional compensation and expenses must be approved by the Court. Section 2.2. of the

Plan provides that priority tax claims under Code Section 507(a)(8) shall be paid in cash on the Initial Distribution Date.

                       Article III of the Plan classifies the Claims of other

creditors and the Member's interests into eight classes as follows:1

               CLASS 1. ALL OTHER PRIORITY CLAIMS. All Allowed Unsecured Claims entitled to priority under Code Section 507(a) (other than 507(a)(1) and (8)) shall be treated in Class 1. Class 1 is unimpaired.

--------
          1 The numerous claims of GSU against the estate have not been classified under the Plan because all of GUS's claims have been dealt with in the River Bend Settlement that was approved by Judge Polozola in the Order and Judgement Approving Settlement by and among Cajun Electric Power Cooperative, Inc., Entergy Gulf States, Inc., Entergy Corporation, and the Rural Utilities Service of the Department of Agriculture dated August 26, 1996 (the "Order"). The Order is now the subject of an appeal to the United States Circuit Court for the Fifth Circuit, but no stay has been sought or entered pending the appeal. If the Order is overturned on appeal before the settlement has been consummated, the Plan will be modified to specifically provide for the classification and treatment of GSU's claims according to the terms of the River Bend Settlement.

               CLASS 2. ALLOWED SECURED CLAIMS OF RUS. Class 2 consists of all Allowed Secured Claims of RUS, including but not limited to the Secured Claim related to (a) direct loans of RUS to Debtor; (b) guaranties by RUS of CoBank loans to Debtor in an aggregate principal amount of approximately $500 million; (c) guaranties by RUS of FIBA loans to Debtor in an aggregate principal amount of approximately $1 billion; and (d) guaranties by RUS of various F.B. loans to Debtor. Class 2 is impaired.

               CLASS 3. ALLOWED SECURED CLAIM OF COBANK. CoBank's Allowed Secured Claim is dealt with in Class 3. CoBank has a secured Claim arising out of two letters of credit issued in favor of Clorox and Kodak, respectively. Said Claim is secured by (a) Debtor's pledge of CoBank Class E Stock and (b) a mortgage shared with the RUS that purports to encumber substantially all of the Debtor's assets. Class 3 is impaired

               CLASS 4. ALLOWED SECURED CLAIM OF HIBERNIA BANK. Hibernia Bank's allowed Secured Claim is dealt with in Class 4. Hibernia Bank is scheduled as having a secured Claim arising out of the issuance of Industrial Development bonds to finance construction of Debtor's headquarters building. Said Claim is secured by the headquarters building. Class 4 is impaired.

               CLASS 5. ALLOWED OTHER SECURED CLAIMS. Class 5 consists of all other Secured Claims, if any. Each Secured Claim will be treated as a separate class for purposes of voting and treatment under the Plan. Class 5 is impaired.

               CLASS 6. ALLOWED UNSECURED CLAIMS. Class 6 consists of all Unsecured Claims, not otherwise classified, including but not limited to Member claims, deficiency claims and claims arising from the rejection of executory contracts.

               CLASS 7. MEMBER INTERESTS. The interests of the Members in the Debtor shall be dealt with in Class 7.

        2.     TREATMENT OF CLASSIFIED CLAIMS.

               Article V of the Plan describes the treatment of the various

Classes. The Treatment of Claims is summarized below:

               CLASS 1. ALL OTHER PRIORITY CLAIMS. The Plan (ss.5.1) provides that all allowed priority Claims under Code section 507(a) (except administrative Claims in ss. 2.2) shall be paid in cash on the Initial Distribution Date. Class 1 could include for example, priority wage and pension plan Claims; however the Debtor's Schedules do not list any Claims that would be classified in Class 1.

               CLASS 2. ALLOWED SECURED CLAIM OF RUS. In complete and full satisfaction of the Allowed Secured Claim of the RUS, on the Initial Distribution Date or such later date on which the RUS Secured Claim becomes an Allowed Secured Claim, RUS will receive:

                       (A) that portion of the Sales Proceeds attributable to the Acquired Assets upon which the RUS has a valid, perfected and unavoidable lien;

                       (B) all property of the estate required to be transferred to the RUS pursuant to the River Bend Settlement; and

                       (C) all Excluded Assets on which the RUS has a valid, perfected and unavoidable lien.

               By its agreement to the River Bend Settlement, RUS consents to the disposition and transfer of assets on which the RUS claims a lien or security interest and, where stipulated by the terms of the River Bend Settlement, said transfer is to be free and clear of all claims, liens or security interests of the RUS.

               CLASS 3. ALLOWED SECURED CLAIM OF COBANK. CoBank filed a proof of claim asserting a secured claim in the amount of $25,486,702.50 plus interest, renewal fees, and expenses. In June 1983, pursuant to a Tax Benefit Transfer Agreement, Cajun transferred federal income tax ownership of certain property to the Clorox Company. In July 1983, Cajun entered into a similar transaction with Eastman Kodak Company ("Kodak"). These Tax Benefit Transfer Agreements (the "TBT Agreements") require Cajun to issue and maintain for the benefit of Clorox and Kodak, respectively, letters of credit in scheduled amounts which were expedited to be sufficient to reimburse Clorox and Kodak for any losses of tax benefits caused by Cajun.

               In connection with each TBT Agreement, Cajun and New Orleans Bank for Cooperatives ("NOBC"), CoBank's predecessor, executed a Letter of credit and Reimbursement Agreement (collectively the "Letter of Credit Agreements") pursuant to which NOBC issued letters of credit for the benefit of Clorox and Kodak. CoBank and its predecessor have twice renewed the letters of credit. The amounts now available to be drawn by Clorox and Kodak are $10,760,070 and $21,309,848.00, respectively (the "LC Debt").

               Cajun's obligation to reimburse CoBank for draws on the letters of credit is purportedly secured by a Supplemental Mortgage; a Subordinated Mortgage, Security Agreement and Financing Statements as amended and supplemented from time to time, an Act of Collateral Pledge dated January 23, 1988 and certain statutory liens. It is believed that this claim of CoBank is largely contingent and matures only if a disqualifying event occurs under the TBT Agreements or if the letters of credit are not renewed prior to their expiration.

               Under the Plan, liability for the contingent claims of CoBank shall be assumed by SWECO on the Effective Date as and to the extent provided in the relevant asset purchase agreement, and SWECO will execute with CoBank new Letter of Credit Agreements to further evidence the purchaser's assumption. SWECO will seek to structure the asset purchase agreement in such a way as to avoid a disqualifying event occurring under the tax benefit transfer agreements. However, in the event that the sale of Cajun's assets to SWECO pursuant to the acquisition of the implementation of the acquisition or the action or structure of the purchaser on the Effective Date causes the indemnity obligation of Cajun to Kodak and/or Clorox to mature and a subsequent draw on a letter of credit, SWECO will assume the reimbursement obligation of the Estate to CoBank arising solely as a result of an act or omission by SWECO (net of the existing cash collateral held by CoBank). If such indemnity obligation so matures, CoBank shall apply all cash collateral it then holds against the reimbursement obligation, and SWECO shall immediately pay the balance of the reimbursement obligation to CoBank, and SWECO shall be entitled to Cajun's rights to the future retirement payments made by CoBank to retire the Class B Stock from time to time whether or not the Class B Stock is held by purchaser or Cajun.

               Under the Plan, the CoBank Class E Stock will be owned by SWECO. Subsequent to the Effective Date, if no disqualifying event has occurred under the tax benefit transfer agreements on or prior to the Effective Date, the contingent claims of CoBank shall continue to be secured by the CoBank Class E Stock, proceeds thereof and related collateral (including patronage, retirements of Class E Stock, existing cash collateral, etc.) ("CoBank Collateral") as more fully described in the Pledge Agreement to be entered into between SWECO and CoBank, and CoBank's liens on CoBank Collateral and its proceeds shall not be discharged or otherwise released or extinguished by confirmation of the Plan. In addition, on the Effective Date CoBank shall be entitled to charge the existing cash collateral account it holds for all unpaid letter of credit fees from the inception of Cajun's Chapter 11 through the Effective Date, and SWECO shall pay all letter of credit fees thereafter. On the Effective Date, however, CoBank shall be deemed to have released any other mortgage or lien on Cajun or reorganized Cajun's assets securing CoBank's contingent claims, except for the CoBank Collateral. Accordingly, on and after the Effective Date, CoBank shall have no interest in any other assets, including, but not limited to, the sales proceeds of Cajun's assets.


               CLASS 4. ALLOWED SECURED CLAIM OF HIBERNIA BANK. The allowed Secured Claim of Hibernia Bank representing the Industrial Development bonds, secured by the Debtor's current headquarters, building and land, shall be paid in full in accordance with the payment schedule required by such Industrial Development Bonds. Any payment defaults, and any reasonable fees, costs or charges payable under Code section 506(b), shall be cured on the Effective Date, as an administrative Claim in Section 2.1. SWECO shall cause the future payments on the Industrial Development Bonds to be made to Hibernia Bank, but shall have no personal liability or recourse for such payments. Hibernia Bank shall retain its lien on the headquarters building and land, and may enforce such lien in event of any default after the Effective Date. On the Effective Date, the Debtor shall convey title to the headquarters and land to SWECO, subject to the lien of Hibernia Bank, but free and clear of any and all other liens, claims, and encumbrances including, but not limited to the liens of the RUS.

               CLASS 5. ALLOWED OTHER SECURED CLAIMS. Each holder of an Allowed Other Secured Claim shall, at the Trustee's option: (a) be paid, on the Initial Distribution Date, on account of its allowed Secured Claim, cash totaling the amount of such Allowed Claim; (b) be paid, on account of its Allowed Secured Claim, the net proceeds of the sale of any property which is subject to the liens securing said Allowed Claim, which sales shall be made in accordance with section 1129(a)(2)(A)(ii) of the Bankruptcy Code; or (c) receive the property which is subject to the Liens securing said allowed Claim in full satisfaction of the allowed Secured Claim of such holder. In the event of option (b) above, such amount shall be paid on the last to occur of
          (1) the Effective Date, (2) within ten (10) days after the date on which an order allowing such Secured Claim becomes a final Order, or
          (3) within ten (10) days after closing of a sale of the property which is subject to the Liens securing said Allowed Claim. In the event of option (c) above, the property which is subject to the Liens securing said Allowed Claim shall be transferred on the later of (1) the Effective Date, or (2) as soon as practicable after the date on which an order allowing such Secured Claim becomes a Final Order. Any such property transferred to holders of Allowed Secured Claims under this paragraph shall be transferred either by abandonment of such property by the Trustee under section 554 of the Bankruptcy Code or by transfer of such property "as-is, where-is," without representation or warranty by Debtor or the Trustee, at the trustee's sole option and discretion.

               CLASS 6. ALLOWED UNSECURED CLAIMS. In full and complete satisfaction of all Allowed Unsecured Claims, Allowed Unsecured Claims will be paid a Pro Rata share in the proceeds of any unencumbered assets in accordance with Section 6.2 of the Plan.

               CLASS 7. MEMBER INTERESTS. The interests of the Members in the Debtor shall be canceled as of the Effective Date.

        3.     MEMBER RATES AND THE PROPOSED POWER SALES AGREEMENT

               SWECO and the Members shall enter  into new Power Supply

Contracts substantially in the form as attached to the Plan as EXHIBIT "2." The new power supply contracts shall supersede and replace the existing Supply

Contracts by and between the Members and the Debtor.

        4.     EXECUTORY CONTRACTS AND UNEXPIRED LEASES

               A.      SUPPLY CONTRACTS.   Pursuant to section 7.3 of the Plan,

          on the Effective Date, SWECO and the Members shall execute new all-requirements contracts to replace and supersede the Supply

          Contracts with the Debtor.  This Effectively moots the legal challenges to the Supply Contracts and preserves the market for the benefit of creditors.

               B. RIVER BEND JOA. Disposition of the River Bend JOA depends on which option RUS elects under section 6.2 of the Plan. If a transferee

          (other than GSU) or RUS acquire River Bend, the River Bend JOA will be assumed by Cajun and assigned to such transferee or RUS, as the case may be. If GSU is the transferee of River Bend, Cajun shall be deemed to have rejected the River Bend JOA.

               C. COLLECTIVE BARGAINING AGREEMENTS . As provided in the Asset

          Purchase Agreement, SWECO will deliver to the Trustee a list of

          Collective Bargaining Agreements to be assumed and assigned to SWECO on the Effective Date pursuant to the terms of the Plan. If certain modifications have been negotiated by SWECO consistent with Section

          1113 of the Bankruptcy Code prior to the Confirmation Date, such

          Collective Bargaining Agreements will be assumed and assigned to SWECO on the Effective Date with such agreed modifications pursuant to the terms of the Plan and the Asset Purchase Agreement.

               D. ALL OTHER EXECUTORY CONTRACTS . On the Effective Date, the

          Trustee shall be deemed to have assumed and assigned to SWECO all other executory contracts of the Debtor, except for executory contracts identified on a list of executory contracts to be rejected which shall be filed by SWEPCO on or before twenty days prior to the date of the hearing on confirmation of the Plan. The contracts so identified shall be deemed rejected on the Effective Date. All payments necessary to cure any defaults on contracts to be assumed and assigned to SWECO shall be paid as Administrative Claims under section

          2.1 of the Plan on the Initial Distribution Date.

               5.      DISTRIBUTIONS UNDER THE PLAN.

               A Claim or Interest will receive a Distribution under the Plan only if it is "Allowed." An "Allowed Claim" or "Allowed Interest" when used herein with respect to a Claim or Interest, shall mean any Claim or Interest,

allowable under section 502 or 507, as applicable, of the Bankruptcy Code (i)

for which a proof of claim was filed on or before the Bar Date or (ii) which has been or hereafter is listed by Debtor in its bankruptcy schedules as liquidated in amount and not disputed or contingent and, in case of both (i) and (ii)

above, as to which no objection to the allowance thereof has been timely filed,

or, if an objection has been timely filed, such Claim is allowed by order or judgment, or (iii) which is deemed allowed by the terms of the Plan. For purposes of determining the amount of an Allowed Claim or Interest there shall be deducted therefrom an amount equal to the amount of any claim which Debtor may hold against the party pursuant to section 553 of the Bankruptcy Code.

Unless otherwise specified in the Plan, "Allowed" with regard to a Claim or

Interest shall not, for the purposes of computation of Distributions under the

Plan, include postpetition interest.

        6.     DISCHARGE OF CAJUN.

               The Plan provides for the liquidation of substantially all of the assets of Cajun. Consequently, Cajun will not receive a discharge of its debts.

However, all transfers of assets contemplated under the Plan are made free and clear of all liens, claims and encumbrances unless otherwise specified in the

Plan. Distributions will be made from the proceeds of such transfers pursuant to the terms of the Plan in full and complete satisfaction of such liens, claims and encumbrances except as otherwise expressly specified in the Plan.

        7.     CONDITIONS TO CONFIRMATION AND EFFECTIVENESS OF THE PLAN.

               The sale transaction is contingent upon several conditions to closing set forth in the Asset Purchase Agreement including, but not limited to,

obtaining the necessary regulatory approvals necessary to consummate the transaction. These regulatory approvals are discussed in detail in section

III.C.3 below. The Proponents believe that because the Plan provides for the most competitive rate path of any of the competing plans and enhances the continued viability of the Members, the Plan strikes a proper balance between competitive rates and value to creditors and is therefore more likely to be approved by the various regulatory bodies which must approve the disposition of

Cajun's assets.

E.        MEANS FOR IMPLEMENTATION OF THE PLAN

        1.     SALE OF ACQUIRED ASSETS TO SWECO .

               The Acquired Assets (or the Non-Nuclear Assets) will be

transferred to SWECO for the cash consideration of $780 million (the "Purchase

Price") pursuant to an agreement substantially in the form of that Asset

Purchase Agreement attached as EXHIBIT "1" to the Plan. This sale will have the effect of extinguishing all liens, claims and encumbrances affecting the

Acquired Assets except for as provided in section 5.4 (CoBank) and 5.5 (Hibernia

Bank) of the Plan. The Trustee shall be deemed to have entered into such Asset

Purchase Agreement as of the date of the Confirmation Order.

        2.     DISBURSEMENT FUND .

               The Disbursement Fund shall be funded with the Purchase Price,

and all other proceeds (if any) from the liquidation, sale or collection of assets of the Debtor. The Trustee will make distributions from the Disbursement

Fund in accordance with the terms of the Plan, and, unless otherwise provided in the Plan, all Plan distributions shall be made from the Disbursement Fund. The segregated funds at issue in Adv. Proc. 96-1073 shall not be transferred to the

Disbursement Fund. These segregated funds shall only be disbursed pursuant to an order resolving the issues and claims in Adv. Proc. 96-1073.

        3.     NEW POWER SUPPLY CONTRACTS WITH SWECO .

               SWECO and the Members shall enter into new Power Supply Contracts substantially in the form as attached to the Plan as EXHIBIT "2." The new power supply contracts shall supersede and replace the existing Supply Contracts by and between the Members and the Debtor.

4.      OTHER ACTIONS.

        The River Bend Settlement shall be consummated pursuant to the Order and

Judgment Approving Settlement by and among Cajun electric Power Cooperative,

Inc., Entergy Gulf States, Inc., Entergy corporation and the Rural Utilities

Service of the Department of Agriculture dated August 26, 1996. The Order provides the River Bend Settlement may be consummated independent of any plan of reorganization. The Order is now the subject of an appeal to the United States

Court of Appeals for the Fifth Circuit, but no stay has been sought or entered pending the appeal If the Order is overturned on appeal before the settlement has been consummated, the terms of the Order shall be implemented through the confirmation of the Plan.

        Pursuant to 11 U.S.C. ss. 1142(b) and Bankr. R. 7070, the Court

confirming the Plan may direct the Trustee or any other party to execute or deliver any and all documents or instruments or to perform any other act necessary to implement or consummate this Plan. In consideration for agreements made by each of the parties set forth herein in connection with the terms and conditions of the Plan, the Trustee shall, on the Effective Date, release and discharge all direct or derivative rights, claims and causes of action which constitute property of the Estate, including but not limited to claims under

Bankruptcy Code Sections 506, 510, 542, 543, 544, 545, 546, 547, 548, 549, 550,

551 and 553, and any state laws corresponding thereto, arising prior to the

Effective Date, against the Members, the Members Committee, SWEPCO, SWECO,

Central and South West Corporation, GSU and their respective current and former

Representatives.

                         III. CONFIRMATION AND TECHNICAL
                           ISSUES RELATIVE TO THE PLAN

A.      CLASSIFICATION ISSUES UNDER SECTION 1122.

               In accordance with 11 U.S.C. ss. 1122, the Plan classifies Claims and Interests into eight (8) separate classes according to such creditors' and interest holders' rights and priorities with respect to assets of Cajun. Section

1122 requires that each class contain claims which are "substantially similar"

to the other claims or interests of such class.

B.      CONFIRMATION ISSUES UNDER SECTION 1123 AND 1129.

        The Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of two-thirds in dollar amount and a majority in number of the claims of that class which actually cast ballots for acceptance or rejection of the plan. In other words, acceptance takes place only if two-thirds in amount and majority in number of the creditors in a given class who vote cast their ballots in favor of acceptance.

        At the Confirmation Hearing, the Bankruptcy Court shall determine whether the confirmation requirements of section 1129 of the Bankruptcy Code have been satisfied, in which event the Bankruptcy Court shall enter an order confirming the Plan. These applicable requirements are enumerated and explained in the Trustee's Disclosure Statement.

        At the Confirmation Hearing, the Bankruptcy Court must, among other things, determine whether Claimants or Interest holders would receive at least as much under the Plan as they would receive in a liquidation under chapter 7.

The Trustee has submitted his Liquidation Analysis which is attached to the

Master Disclosure Statement as an exhibit.

        Certain provisions of the Bankruptcy Code permit confirmation of a plan even if one or more Classes do not accept. These provisions set forth in

Bankruptcy Code ss. 1129(b), impose certain requirements and if these requirements are satisfied, the Plan may be confirmed even though one or more

Classes vote to reject the Plan. The Court may still confirm the Plan if, as to each impaired Class which has not accepted the Plan, the Plan "does not discriminate unfairly" and is "fair and equitable."

        If an impaired Class of Secured Claims rejects or is deemed to reject the Plan, the Plan may still be confirmed if the Plan provides that (a) each holder of a claim in the Class retains the liens securing such claim to the extent of the amount of its Allowed claim and receives on account of such claim deferred cash payments totaling at least the amount of its Allowed Claim with a present value, as of the Effective Date of the Plan, of at least the value of such holder's interest in Debtor's interest in the property; (b) if the property subject to the liens of such holder is sold free and clear of those liens, such liens are to be attached to the proceeds of such sale and such liens will be treated in accordance with (a) or (c) hereof; or (c) the holder of the impaired

Allowed Secured Claim realizes the "indubitable equivalent" of its claim under the Plan.

        Likewise, if an impaired Class of Unsecured Claims rejects or is deemed to reject the Plan, the Plan may still be confirmed as long as the Plan provides

(a) for each holder of a Claim included in the rejecting Class to receive or retain on account of that Claim property that has a value, as of the Effective

Date of the Plan, equal to the allowed amount of such Claim, or (b) that the holder of any Claim or interest that is junior to the Claims of such Class will not receive or retain on account of such junior Claim or interest any property at all.

        The Bankruptcy Code provides that because Debtor's Interest holders will not receive or retain any property under the Plan, Class 7 is deemed not to have accepted the Plan, however, since the Members are Proponents of the Plan, and are expected to accept the Plan, ballots for voting on the Plan will be distributed to Class 7 Interest holders.

        The Plan provides for claims to receive treatment consistent with

Section 1129(b) of the Bankruptcy Code. If any class of claims does not accept the Plan, the Proponents may either ask the Court to rule that the Plan may be confirmed notwithstanding any vote of such class or may modify the Plan as necessary to confirm the Plan under the provisions of 1129(b).

C.      RISK FACTORS.

        Certain risk factors are inherent in any plan of reorganization. The

Plan should be evaluated in much the same manner as a purchase of a security would be evaluated. The advice and assistance of competent professionals should be sought. The Proponents have attempted to discern foreseeable risks peculiar to this reorganization and this Plan as discussed below.

        1.     REORGANIZED CAJUN'S CONTINUED OPERATIONS.

               Payments to Cajun's creditors will be made in cash from the proceeds of the sale of Cajun's non-nuclear assets to SWECO and from other cash proceeds, if any. Therefore, payments to creditors are not dependent upon the financial statements of projections of any of the entities included in the

Disclosure Statement. However, the feasibility of continued operations in SWECO which, in turn, will affect performance under the proposed Supply Contracts, is subject to business, economic and competitive uncertainties and contingencies,

many of which are beyond the control of the Proponents.

        2.     CONDITIONS PRECEDENT.

               The Asset Purchase Agreement and the Plan contain certain

conditions precedent to confirmation and consummation of the Plan. There are no guaranties that such conditions will occur. The Proponents are working to ensure that conditions precedent in the Plan and in the Asset Purchase Agreement are

met and believe that such conditions can be met in a timely fashion.

        3.     REGULATION.
               A.      REGULATORY BACKGROUND .
                      (I) JURISDICTION OF LPSC. The LPSC's jurisdiction to regulate Cajun was firmly established in CAJUN ELEC.. POWER CO-OP., INC. V. LOUISIANA PUB. SERV. COMM'N, 544 So. 2d 362 (La. 1989), CERT. DENIED, 493 U.S. 991 (1989). The LPSC has historically applied the traditional "used and useful rule" to utilities under its jurisdiction. SEE GULF STATES UTILITIES CO. V. LOUISIANA PUBLIC SERVICE COMM'N, 364 So. 2d 1266, 1269-71 (La. 1978); CLECO V. PUBLIC SERVICE COMM'N, 508 So. 2d 1361, 1367 (La. 1987).

                       (II) USED AND USEFUL ORDER. On June 17, 1994, the LPSC issued Order No. U-17735-C, 1994 WL 363622 (La. P.S.C.) (the "Used and Useful Order"), which analyzed Cajun's participation in River Bend. The LPSC found that the decision to participate in River Bend was imprudent because it was contrary to the advice of Cajun's engineers and was based on an incomplete analysis, without considering the special risks associated with nuclear power. The LPSC further found that Cajun does not need ANY of the River Bend power and that, therefore, Cajun's interest in River Bend is not used and useful under traditional regulatory principles. The LPSC found that allowing recovery of the River Bend investment would be catastrophic for the cooperatives and the rural economy of Louisiana. Accordingly, the LPSC held that River Bend must be excluded from Cajun's rates. The Used and Useful Order has been appealed to the state district court.

                       (III) RATE ORDER. Based on the Used and Useful Order, on December 16, 1994, the LPSC issued Order No. U-17735-E, 1994 WL 794132 (La. P.S.C.) (the "Rate Order"). The Rate Order established that the value of all of Cajun's assets (excluding Cajun's interest in River
          Bend) was $803,842,416.00. The Rate Order directed Cajun to reduce its annual revenues by $30.23 million, effective December 21, 1994, which reduced Cajun's average rates from approximately 54.4 mills to 48.81 mills. The Rate Order further directed the Members to flow through the reductions to the ultimate consumers. Accordingly, Cajun and the Members filed the appropriate tariffs with the LPSC and implemented the 48.81 mill rate. Cajun appealed the Rate Order alleging that the rate is too low, and several Members filed cross-appeals alleging that the 48.81 mill rate is excessive.

                       (IV) RUS PREEMPTION. On December 20, 1994, the RUS sent a letter to Cajun stating that the Rate Order conflicts with the purposes of the Rural Electrification Act and, therefore, is "implicitly preempted by federal law." On December 21, 1994, Cajun filed its petition for relief under Chapter 11 of the Bankruptcy Code and an adversary proceeding requesting a declaratory judgment as to whether its wholesale rates were under the jurisdiction of the LPSC or the RUS. On July 20, 1995, the District Court entered summary judgment against RUS on the preemption issue. The RUS appealed to the Fifth Circuit Court of Appeals, No. 95-30941, and the matter has been fully briefed. The matter is presently pending before the Fifth Circuit Court of Appeals.

                       The Members Committee (an appellee in the preemption appeal) believes that the preemption appeal may be moot for several reasons. First, under the Plan (or any other plan) Cajun's assets will be sold to a FERC-regulated utility, thereby obviating RUS's preemption claim. Second, RUS' preemption claim was precipitated when the RUS asserted that a 48.8 mill rate was too low. Now, however, the Trustee's plan assumes a rate of approximately 40 mills. The Members Committee believes that it would be inconsistent to assert that a 40 mill rate is acceptable, but a 48.8 mill rate is preempted. The Members also contend that the Cajun's rates may not be changed without the approval of Cajun's Board -- which is controlled by the Members.

                       If the summary judgment in the preemption appeal is reversed prior to a sale of Cajun's assets as part of a plan, the Fifth Circuit could either (i) remand the matter to the District Court for a trial on the merits, or (ii) enter judgment on the issue of whether the Rate Order is preempted. If the LPSC's jurisdiction is preempted, Cajun's wholesale rates would be set by its board of directors pursuant to the terms of the Supply Contracts. It is the position of the Members that under no circumstances would the Trustee, the RUS or the Court have jurisdiction or authority to establish rates.

                       (V) NEW LPSC RATE CASE. The LPSC has reopened Docket
          No. U-17735 to evaluate the reasonableness of Cajun's current rates. LPSC Staff have recommended a rate reduction to approximately 44.53 mills, based on an alleged revenue requirement surplus of $26 million. The Members have intervened and filed a petition to further reduce rates to approximately 36 mills based on the fact that Cajun is collectively approximately $50 million for interest expense that is not a revenue requirement. The LPSC hearing is set to begin on September 17, 1996.

               B.      REGULATORY ISSUES APPLICABLE TO SWECO.

                       As the owner of interstate transmission facilities to be

acquired from Cajun, SWECO will be subject to regulation as a public utility under the Federal Power Act, 16 U.S.C. ss. 824 (1994) (FPA). Under the FPA,

SWECO must file with the Federal Energy Regulatory Commission ("FERC") the

Supply Contracts with the Members for review by the FERC for conformance with the rate making standards of the FPA. Under the FPA, the rates for wholesale sales of electricity in interstate commerce must be based on the costs incurred to provide service unless the filing utility is permitted to charge rates negotiated in the marketplace. SWECO expects to receive permission from the FERC to charge the rates under the proposed Supply Contracts described above on the basis that such rates have been set in a marketplace in which SWECO exercised no market power by reason of its control of generating or interstate transmission facilities.

                       In order to obtain FERC permission to charge such

"market-based" rates for wholesale electric sales, SWECO must demonstrate to the

FERC that neither SWECO nor its affiliates, the operating electric utility subsidiaries of Central and South West Corporation, exercise such market power.

To reach this conclusion, the FERC must first find that open access transmission service tariffs filed by the CSW Operating Companies provide open comparable access to the transmission facilities the CSW Operating Companies own or otherwise control. Under FERC's Order No. 888, the CSW Operating Companies are

required to file by December 31, 1996 a tariff for transmission service that will provide such comparable open access. Accordingly, SWECO expects to be able to make the necessary showing in support of a request for "market-based" rate treatment for sales made under the proposed supply contracts.

                       As a public utility, SWECO must also file a tariff

offering open access transmission service on the transmission facilities SWECO controls or seek a waiver from the obligation to file such a tariff. SWECO anticipates seeking waiver based on the nature of the transmission facilities it would control under the Plan, if consummated.

               C.      PUBLIC UTILITY HOLDING COMPANY ACT

               CSW, the parent of SWEPCO, is a public utility holding company registered under the Public Utility Holding Company Act of 1935, as amended (the

"1935 Act"). The 1935 Act requires, with certain exceptions, prior approval by the Securities and Exchange Commission (the "SEC") for the direct or indirect acquisition of any securities or utility assets or any other interest in any business by a registered holding company or its subsidiaries. Additionally, with certain exceptions, the 1935 Act prohibits the issuance of securities of a registered holding company or its subsidiaries, without, in each case, prior SEC approval. Although a registered holding company or its subsidiaries may acquire the securities, or an interest in the business, of an exempt wholesale generator

(an "EWG") without prior SEC approval, the issuance of securities by a registered holding company for purposes of financing the acquisition of an EWG,

or the guarantee of securities of an EWG by a registered holding company,

requires prior SEC approval. At present, SWECO does not plan to seek certification by the FERC as an EWG due to existing limitations on the aggregate investment of CSW in EWGs and foreign utility companies. However, SWECO may nonetheless seek EWG status to avoid certain requirements of the 1935 Act.

               It is a condition to SWEPCO's obligations under the Asset

Purchase Agreement that all required regulatory approvals shall have been received on or prior to the Effective Date specified in the Plan. Required regulatory approvals may include:

               (i) At SWECO's election, either (1) the approval of the SEC for SWEPCO or an affiliate of SWEPCO to acquire the outstanding stock of SWECO, and for SWECO to acquire the Cajun assets (unless the SEC concurs that an exemption is available under Section 9(b)(1) of the 1935 Act), or (2) a determination by the Federal Energy Regulatory Commission that SWECO is an EWG (both before and after giving effect to the acquisition contemplated by the Plan); and

               (ii) If SWECO is determined to be an EWG, the approval of the SEC of the issuance of securities by SWEPCO or CSW or an affiliate thereof to finance the acquisition and, if such financing involves a guarantee by SWEPCO or CSW or an affiliate thereof of securities issued by SWECO, the approval of the SEC of such guarantee; provided, however, that CSW may rely on existing SEC authority to finance the acquisition depending upon circumstances existing at the time of consummation.

        4.     OTHER ISSUES.

               In addition to utility regulation, SWEPCO has received a civil information request from the Justice Department in connection with SWEPCO's proposed acquisition of the assets of the Debtor. The reasons behind this request have not been revealed, however SWEPCO believes that this information request may pertain to either preparation for an anticipated request for approval under Hart-Scott-Rodino or may be an investigation of possible anti-competitive effects of Cajun's acquisition by a purchaser. SWEPCO does not believe this request for information will affect its ability to confirm this

Plan. However, the Proponents submit this information in the interest of full disclosure.

D. SUPPLEMENTAL TAX ANALYSIS

        1.     STATUTORY OVERVIEW .

               Under the Tax Code and income tax regulations (the "Regulations")

promulgated thereunder, there are certain significant federal income tax consequences associated with the Plan described in this Disclosure Statement.

Certain of these consequences are discussed below. Due to the unsettled nature of several of the tax issues presented by the Plan, including the changes made by the Bankruptcy Tax Act of 1980 ("BTA80"), the Tax Reform Act of 1984, the Tax

Reform Act of 1986 ("TRA86"), the Omnibus Reconciliation Act of 1987 ("ORA87"),

the Technical and Miscellaneous Revenue Act of 1988 ("TAMRA"), the Omnibus

Budget Reconciliation Act of 1989 ("OBRA89") and the Revenue Reconciliation Act

of 1990 ("RRA90") and the Revenue Reconciliation Act of 1993 ("RRA93"), the differences in the nature of the Claims of the various Claimants, their taxpayer status, residence and methods of accounting (including Claimants within the same class of Claims) and prior actions taken by Claimants with respect to their

Claims, as well as the possibility that events or legislation subsequent to the date hereof could change the federal tax consequences of the transactions, the federal tax consequences described herein are subject to significant uncertainties.

               No administrative rulings will be sought from the IRS with respect to any of the federal income tax aspects of the Plan. Consequently,

there can be no assurance that the treatment described in this Disclosure

Statement will be accepted by the IRS. No opinion of counsel has either been sought or obtained with respect to the federal income tax aspects of the Plan.

         THE DISCUSSION SET FORTH IN THIS DISCLOSURE STATEMENT IS INCLUDED FOR

GENERAL INFORMATION ONLY. ALL CLAIMANTS AND STOCKHOLDERS SHOULD CONSULT THEIR

OWN TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES CONTEMPLATED

UNDER OR IN CONNECTION WITH THE PLAN, INCLUDING STATE AND LOCAL TAX

CONSEQUENCES.

        2.     TAX CONSEQUENCES TO CAJUN.

               A. CAJUN'S TAX STATUS. Prior to 1983, Cajun qualified for

exemption from federal income taxation under Section 501(c)(12) of the IRC. From

1983 to the present, Cajun has been a taxable, not-for-profit rural electric cooperative ("REC") engaged in the generation and transmission of electricity to its distribution members. Neither the IRC nor the Regulations provide specific guidance for the tax treatment of RECs. Section 501(c)(12) of the IRC specifically covers only exempt RECs. Subchapter T of the IRC, which generally covers the tax treatment of organizations operating on a cooperative basis,

specifically excludes RECs from its treatment under IRC Section 1381(a)(2)(C).

Accordingly, RECs are taxed in accordance with the law as it existed in 1962 when Subchapter T was enacted. This law consists of court cases and various administrative pronouncements of the Internal Revenue Service ("IRS").

                       In general, a REC determines the source of taxable

income, either member or nonmember, and allocates its deductible expenses for tax purposes between member and nonmember activities based on electricity sold to each group. A REC may avoid tax on transactions with its members by application of a principle of cooperative taxation known as the patronage dividend exclusion. A cooperative with income from transactions with its members may allocate this income to its members and exclude the allocated amount from the computation of taxable income.

                       Section 277 of the IRC provides that a membership

organization (such as a REC) cannot deduct expenses in excess of income from transactions with its members. The disallowed deduction may be carried forward indefinitely to be used to offset income from member transactions in the future

("Section 277 Loss Carryforwards").

                       The nonmember portion of a REC's operations is taxed in

the same manner as the income of any other corporation. The excess of tax deductions over nonmember revenues creates a net operating loss which may be carried back three years and forward fifteen years (an "NOL").

               B. CAJUN'S TAX ATTRIBUTES . As of December 31, 1995, Cajun had

reported NOLs of approximately $681 million and Section 277 Loss Carryforwards of approximately $1.1 billion for regular tax purposes, and reported NOLs of approximately $532 million and Section 277 Loss Carryforwards of approximately

$1.1 billion for AMT purposes (collectively the NOLs and the Section 277 Loss

Carryforwards are referred to herein as the "Losses"). The NOLs expire over a period of time beginning in 2004, while the Section 277 Loss Carryforwards continue indefinitely. See, "Discharge of Indebtedness" for a description of the effect of the Plan on Cajun's tax attributes. The IRS has not audited any years in which the Losses were incurred nor did the IRS file a substantial proof of claim for the pre-petition period. The amount and the allocation of the Losses may be challenged by the IRS at the time they are used by Cajun without regard to prior audits and without regard to whether the years in which the Losses were incurred are closed.

                       As described above, from 1983 to the present, Cajun has,

under the IRC, been an REC engaged in the generation and transmission of electricity to its distribution members. Cajun has, over the years, sold power to both members and nonmembers, allocating expenses between the two classes of sales on the basis of kilowatt hours sold or, in the case of unit power sales,

on the basis of the contractual provisions of the sale. While a common practice in the industry, the IRS has not ruled on Cajun's allocation methodology.

               C. GAIN OR LOSS ON SALE OF ASSETS . As described herein, the

Plan contemplates the sale of Cajun's Acquired Assets. In general, Cajun will recognize gain on the sale of such assets equal to the difference between the amount realized by Cajun and its adjusted tax basis in those assets. Cajun intends to take the position that its NOLs and Section 277 Loss Carryforwards will be sufficient to offset all or substantially all of the gain from the sale.

See, however, "Alternative Minimum Tax" below.

                       The Plan anticipates that Cajun will sell its River Bend

assets to a third party or, alternatively, transfer them to (1) RUS, the creditor whose claim they secure or (2) if RUS does not exercise its option to take title to River Bend, to GSU. The transfer of the River Bend assets may result in gain or loss depending on the purchase price, if any. While the sale price of the River Bend assets is unknown, the price anticipated by Cajun is such that the Losses remaining (after the projected gain on the sale of the

Acquired Assets) should be sufficient to offset any income. In any event, Cajun believes that any disposition of River Bend should be treated under the IRC as a foreclosure by RUS, with the result that the disposition should be treated as in part a sale (to the extent of the fair market value of Cajun's interest in River

Bend) and in part as cancellation of indebtedness (to the extent that the discharged RUS debt under the Plan exceeds such fair market value).

                       In the case of the River Bend assets, it is possible

that the IRS will assert that Cajun has realized an additional amount of income on the sales component of the disposition (up to, it is believed, the fair market value of Cajun's interest in River Bend) to the extent that in connection with the disposition certain contingent liabilities of Cajun are assumed by the third party purchaser or RUS in connection with the transactions relating to

River Bend contemplated by the Plan. Such additional purchase price may arise after the Effective Date and after Cajun's NOLs have been utilized or eliminated as a result of gain recognition or tax attribute reduction, respectively.

However, if such a position were successfully asserted, Cajun would be entitled to an offsetting deduction equal to the amount of such assumed liability,

provided the payment of such assumed liability would have been deductible.

               D. OTHER INCOME . Cajun may have taxable income as the result of other events. For example, Cajun may give up a claim against another in return for the other's claim against Cajun. Depending upon the nature of Cajun's claim,

this exchange could result in income to Cajun as the result of Cajun transferring its claim in exchange for a release of its obligation. Such income could be offset if the value given for the release were deductible. In any event, Cajun believes that the Losses are sufficient to offset any such income.

               E. SECTION 382 LIMITATION ON LOSSES. Section 382 of the IRC

imposes certain limitations on the use of a corporation's pre-change NOLs against the corporation's post-change income when the corporation undergoes an

"ownership change." If IRC Section 382 applies to Cajun, the pre-change losses of the corporation would be limited each year to an amount equal to the value of the corporation at the time of the ownership change multiplied by a prescribed percentage (____ percent for ownership changes occurring in ______ 1996), plus the amount of the corporation's "net unrealized built-in gain" at the time of the ownership change provided such gain is recognized by the corporation within five years of the change of ownership.

                       An ownership change generally occurs when there is more

than a 50 percentage point change in the ownership of the corporation's stock in a three-year period. While it is not clear whether or how IRC Section 382 should be applied to an REC, Cajun believes that no ownership change has occurred during the period preceding the date hereof and that there should not be an ownership change under the Plan for IRC Section 382 purposes.

                       Even if the implementation of the Plan were to result in

an ownership change, the potentially adverse tax impact of Section 382 may be alleviated. Provided that the asset sales occur on or before the Effective Date,

Cajun would benefit from a "closing-of-the-books" election. Under this election,

Cajun would treat the asset sales as occurring in a year which closes on the

Effective Date. As a result, the existing NOLs could be fully utilized to offset any gains generated by the asset sales. Also, assuming that Cajun would have

NOLs remaining after reflecting the Debt Discharge Income under the Plan, Cajun may benefit from the "built in gain" rule which permits a corporation that has undergone an ownership change to fully utilize its NOLs to offset unrealized gain that existed at the time of the change provided certain conditions are met.

This provision would be helpful if the disposition of the River Bend assets occurs after the Effective Date and gives rise to taxable gains.

                F. ALTERNATIVE MINIMUM TAX . As discussed above, for purposes of computing a corporation's regular federal income tax liability, all taxable income recognized in a taxable year may be fully offset by NOL Carryforwards,

subject in certain cases to limitations under, among other sections, Section 382 of the IRC. Despite elimination of Cajun's regular tax liability for a given year by reason of NOL Carryforwards, Cajun may nonetheless be subject to the alternative minimum tax ("AMT"). The AMT imposes a tax equal to the amount by which 20 percent of a corporation's alternative minimum taxable income ("AMTI")

exceeds the corporation's regular tax liability. AMTI is calculated pursuant to specific rules in the IRC that eliminate or limit the availability of certain tax deductions and other beneficial allowances and which include as income certain amounts not generally included in computing regular tax liability. Of particular importance to Cajun is that in calculating AMTI, only 90 percent of a corporation's AMTI may be offset by an AMT NOL, the effect of which is to prevent taxpayers from eliminating all corporate income tax liability by the use of NOLs or AMT NOLs. Accordingly, notwithstanding Cajun's position that the available NOLs and AMT NOLs will be sufficient to offset any nonmember income attributable to the asset sales, any net income or gain recognized on the sale of assets by Cajun (subject to reduction for losses and deductions from operations, if any, incurred in the taxable year of the sale) will be taxable at an effective rate of 2 percent [i.e., 10 percent of AMTI (without regard to AMT

NOLs) multiplied by the 20 percent AMT tax rate]. It is possible that Cajun will be able to avoid some portion of this 2 percent obligation. In a ruling request filed on September 14, l995, Cajun asked the IRS to rule that it be allowed to offset its AMT member income with AMT Section 277 losses. No formal response has as yet been received on this ruling request.

                G. DISCHARGE OF INDEBTEDNESS . Under the IRC, a taxpayer

generally must include in gross income the amount of any debt discharge income realized during the taxable year. Section 108 of the IRC provides, however, that gross income does not include any amount that would otherwise be included in gross income by reason of the discharge of indebtedness if such discharge occurs in a case under Title 11 (the Bankruptcy Code). Instead, the debt discharge income in a bankruptcy case generally is applied to reduce certain tax attributes of the taxpayer, the most relevant being NOLs, capital loss carryforwards, and basis in property. Any reduction in tax attributes is made after the determination of the tax imposed for the taxable year of the discharge; i.e., Cajun's tax attributes will be applied first to offset income or gain recognized on the sale of Cajun's assets under the Plan and any other income or gain of Cajun for such taxable year, with any remaining tax attributes subject to reduction as previously described.

                        Under the Plan, all of Cajun's assets will be sold and

Cajun will be liquidated. Accordingly, Cajun will technically not be in receipt of debt discharge income as a result of the confirmation or effectiveness of the

Chapter 11 Plan. However, as discussed earlier, it is likely that the disposition of the River Bend assets will give rise to debt discharge income.

SEE SECTION III.D.2.C. GAIN OR LOSS ON SALE OF ASSETS.

        3.     TAX CONSEQUENCES TO CREDITORS.

               Generally, a creditor who receives cash or property in

satisfaction of its Allowed Claim will recognize ordinary income to the extent that the amount is allocable to interest that accrued while the claim was held by it (to the extent not previously taken into income). In addition, such creditor generally will recognize gain or loss on the exchange equal to the difference between the creditor's tax basis in its Allowed Claim and the amount of consideration allocable thereto. The character of any recognized gain or loss will depend on the status of the creditor, the nature of the Claim in its hands and its holding period.

               Cajun believes that the effectiveness of the Plan should have no effect on a Member with a continuing interest in Cajun. However, even if the receipt by a Member of a continuing interest in Reorganized Cajun in exchange for its Member Claim is treated as an exchange under the IRC, it should be tax-free under IRC Section 368(a)(1)(E) (a recapitalization). The Member under such circumstances would not recognize gain or loss. Cajun understands that the

Members may be exempt from federal taxation under Section 501(c)(12) of the IRC and that as a consequence the deferral of income or a deduction is irrelevant.

        4.     BACKUP WITHHOLDING.

               Under backup withholding rules, a holder of an Allowed Claim may be subject to backup withholding at the rate of 31 percent with respect to payments made pursuant to the Plan unless such holder (a) is a corporation or comes within certain other categories and when required, demonstrates this fact,

or (b) 14a provides a correct taxpayer identification number and certifies under penalties of perjury that the taxpayer identification number is correct and that the holder is not subject to backup withholding because of the failure to report all dividends or interest income.

        5.     TAX BENEFIT AGREEMENT.

               Cajun entered into two agreements in accordance with Section

168(f)(8) of the Internal Revenue Code of 1954 (the "TBT Agreements"). The TBT

Agreements had the effect of transferring the tax benefits relating to the ownership of certain of the non-River Bend assets to the other parties in the

TBT Agreements (the "TBT Parties"). Under certain circumstances, the sale of assets subject to a TBT Agreement by Cajun may cause adverse tax consequences to the TBT Parties. The TBT Agreements provide that, in such a case, Cajun will indemnify the TBT Parties on an after-tax basis. The Plan provides that the purchaser of the Acquired Assets will . . . after-tax costs of such indemnity obligation.

        6.     OTHER IRS RULING REQUESTS.

               In addition to the ruling request submitted to the IRS described above under "Alternative Minimum Tax", Cajun, on September 14, 1995, applied to the IRS for the following rulings:

               (i) For calendar year 1994 and thereafter until it is certain whether Cajun will not be required to make payments of postpetition interest to its creditors, Cajun may continue to accrue as a deduction for federal income tax purposes postpetition interest expense on its outstanding indebtedness

               (ii) Upon confirmation by order of the Court that the excess segregated funds under the cash collateral order are property of Cajun's bankruptcy estate and that RUS has a first priority security interest in those funds, the excess funds account will be treated, effective as of

        February 13, 1995 (the date of the first cash collateral order), as a liquidating trust under Treas. Reg. 301.77014(d) in accordance with the principles of Rev. Proc. 94-45, with the grantor of that liquidating trust or fund being RUS. Therefore, all income attributable to the excess funds will be treated as owned by RUS and will not be subject to federal income tax (subject to any Members' claims to ownership of such funds).

               (iii) Cajun's property will not be treated as public utility property under the IRC. As of the date of the Disclosure Statement, no formal response has been received by the IRS on these requested rulings.


                        IV. COMPARISON TO THE OTHER PLANS

A.      OVERVIEW OF SIGNIFICANT COMPARABILITY ISSUES

        1.      ENFORCEABILITY AND ASSIGNABILITY OF SUPPLY CONTRACTS.

                There are serious legal issues regarding the enforceability and assignability of the Supply Contracts. SEE Adv. Proc. 96-1052. The Plan moots all of said issues, and avoids costly litigation, because the Plan is supported by the Members and requires the execution of new contracts that will supersede the Supply Contracts. Only the Plan has the support of the Members, and only the

Plan preserves Cajun's market for the benefit of Creditors. The legal position of the Members Committee regarding the Supply Contracts is summarized below.

               It is the position of the Members Committee, now substantiated by the WABASH VALLEY decision, that the Supply Contracts include the following material provisions: (1) the seller of power (i.e. Cajun) is not permitted to earn a profit, and rates may only produce revenues that are sufficient, but no more than sufficient, to pay allowed expenditures and provide reasonable reserves; (2) the Members must retain control of the Cajun Board; (3) all rates must be pre-approved by the Cajun Board (which represents the Members); and (4)

the Supply Contracts are subject to applicable state regulatory law. As discussed below, the Members Committee contends that the terms of the Supply

Contracts make them legally nonassumable and nonassignable without the Members'

and the LPSC's consent and, as a practical matter, of little or no value to a third party absent the consent of the Members.

               The assumability and assignability of contracts in bankruptcy is governed by 11 U.S.C. ss. 365. Pursuant to 365(c)(1), an executory contract is not assumable or assignable if "(A) applicable law excuses a party, other than the debtor, to such contract ... from accepting performance from or rendering performance to an entity other than the debtor or the debtor in possession,

whether or not such contract or lease prohibits or restricts assignment of rights or delegation of duties; and (B) such party does not consent to such assumption or assignment."

               In addition, even if a contract is otherwise assignable under bankruptcy law, the assignment is an "all or nothing" proposition, and no assignment will be permitted unless all of the terms and burdens of the contract are accepted by the assignee. SEE IN RE CHICAGO. R.I. & P. RY. CO., 860 F.2d

267, 272 (7th Cir. 1988); WABASH VALLEY, 72 F.3d at 1310.

               The Members Committee vigorously contends that the Supply

Contracts are not assumable or assignable for several reasons. First, any conceivable assignment would obliterate the essential terms of the Supply

Contracts. The Supply Contracts would be nullified by any assignment that alters the essential cooperative structure of Cajun and the Members, allows the buyer to make a profit, strips the Members of their right to control the seller's board (which effectively allows the Members to control rates), and/or violates applicable state regulatory law. SEE WABASH VALLEY, 72 F.3d at 1311.

               Second, the Members Committee contends that, pursuant to the

LPSC's General Order (mentioned above), the Supply Contracts are not assignable without the consent of the LPSC. SEE IN RE BRANIFF AIRWAYS, INC., 700 F.2d 935

(5th Cir. 1983). Third, the Members Committee contends that the Electric

Cooperative Law bars an involuntary assignment of the Supply Contracts, and that the contracts are also not assignable because they were entered into in reliance on special qualifications that only Cajun possessed. SEE GENERALLY, Louisiana

Civil Code Articles 1984, 2642 and 1776. Further, it is the Members' position that any attempt to circumvent the asserted state law limitations on assignability through an artificial restructuring of Cajun would be form over substance and should be rejected by the Court as a de facto assignment.

               In addition, the Members Committee contends that the Supply

Contracts are an absolute nullity under Louisiana law because the LPSC never approved said contracts as required by the LPSC's General Order (1968, amended

1994). The General Order expresses a public policy, which is not waivable,

requiring the LPSC's preapproval of (or non-opposition to) such contracts.

Southwest Louisiana Electric Membership Corporation ("SLEMCO") contends that its

1976 Supply Contract is a nullity because the contract was not approved by the

LPSC, even though the LPSC had jurisdiction over SLEMCO in 1976. The other

Members executed new, superseding Supply Contracts in 1976 that they contend are a nullity under state law because they were not approved by the LPSC.

        2.     IMPACT OF RATES ON COMPETITIVENESS AND VIABILITY OF COOPERATIVES.

               The importance of competition in today's electric industry cannot be overstated. The Seventh Circuit in WABASH VALLEY took "judicial notice that a trend toward competition is running strong in the electric utility industry -- which at some point may make it even more difficult to maintain substantial rate differentials between utilities in adjoining territories." 72

F.3d at 1311 n.2. In addition to conducting an exhaustive internal review of the relevant market data, SWEPCO has obtained an opinion from ICF Kaiser, a preeminent rate and power supply consulting firm, to determine the rate levels a wholesale supplier to the Members must offer to be competitive. These studies have confirmed that wholesale rates must be established at a level significantly lower than Cajun's previously established average effective wholesale rate of

48.8 mills. In response to the internal review and independent study, the

Members and SWEPCO have negotiated an approximate effective rate of 37.4 mills that will allow the cooperatives to be competitive and viable suppliers of electrical energy, although even at that rate many of the cooperatives will have rates significantly higher than those investor-owned companies and municipals with which they compete.

               Competition is a significant issue which must be considered when evaluating the feasibility of any plan and its ability to deliver value to the estate. Competition is currently present in the form of the 300 foot rule,

cogeneration, wholesale access and competition for new industrial loads. Retail competition is being tested in certain parts of the country and is being considered in Louisiana. The LPSC has opened two dockets, one directly addressing retail wheeling and the second, a petition by an industrial concern to require an investor-owned utility ("IOU") to wheel self-generated energy. All utilities, including IOUs and cooperatives, must provide a competitively priced kilowatt hour in order to remain viable, and to compete in the near future.

               The new power contracts with SWECO will provide the Members with competitive wholesale rates, so as to improve their competitive position and long-term viability, while also assuring a maximum sustainable recovery to the creditors. The contracts by and between SWECO and the Members will provide a stable and long-term solution to the continuing problem in the State of

Louisiana resulting from the substantial rate differential between IOUs and municipals on the one hand, and cooperatives on the other hand. Further,

competition is increasing in the industry and competitive rates will allow the cooperatives to survive in a competitive environment.

B. COMPARISON OF PLANS

        This bankruptcy proceeding is unusual in that four separate bidders for the nonnuclear assets of Cajun have each filed a Plan of Reorganization. Aside from SWEPCO, the other bidders who have filed Plans are NRG/Zeigler (through the

Trustee), Enron Capital & Trade Resources Corp., and Southern Electric

International, Inc. The SWEPCO Plan was the first plan of reorganization filed in the case. The SWEPCO Plan is the only plan that enjoys the support of the unofficial Members Committee, which is made up of ten of the twelve member cooperatives that comprise Cajun itself. The SWEPCO Plan also has the support of

Entergy/Gulf States, which was the second largest creditor of Cajun. The

NRG/Zeigler bid has the support of the Trustee, who has no economic interest in these proceedings (aside from Court-approved fees and expenses) and is essentially a stakeholder whose duties arise from the Bankruptcy Code. No creditor group or group of member cooperatives have expressed support for the

NRG/Zeigler Plan. The Enron Plan is supported by the Official Creditors

Committee. However, the aggregate unsecured trade creditors represented by the committee according to Cajun's schedules do not exceed $7 million. Moreover, no member cooperative or group of member cooperatives has expressed support for the

Enron Plan. The Southern Plan has not drawn express support from the Trustee,

the Creditors Committee, the Members Committee or any significant creditor or member cooperative.

        The following table reflects a comparison of key elements of the four bids:

                                                        COMPARISON OF BIDS IN CAJUN BANKRUPTCY
-------------- ----------------------- --------------------------------- ------------------------------------ ---------------------
               SWEPCO/Members/Entergy  NRG/Zeigler                       Enron                                Southern
-------------- ----------------------- --------------------------------- ------------------------------------ ---------------------
Financial      Cash $780 million       Cash $1.09 B                      Cash $525 M and $513 M Cash Flow     Cash $1.04 B
                                       Adjusted for variance in US       Cash flow is from future debt        Adjusted for variance
                                       Treasury securities               service and equity interest (subject in US Treasuries
                                                                         to unspecified adjustments)          securities
-------------- ----------------------- --------------------------------- ------------------------------------ ---------------------
Support        Members and GSU         Trustee                           Official Unsecured Creditors         No support
                                                                         Committee (Claim total of $7 M)
-------------- ----------------------- --------------------------------- ------------------------------------ ---------------------
Rate           Initially 37.4 mills    Initially at 40 mills with steep  Flat rate (40 mills)                 Initially 38.9 mills
                                       escalation                                                             with steep escalation
-------------- ----------------------- --------------------------------- ------------------------------------ ---------------------
Contingencies  Minimal standard        Many contingencies (financing,    Release dates, reimbursement of      Assignment of
               contingencies           break-up fees, release dates,     administrative fees, assignment of   contracts at current
                                       assignment of contracts)          contracts                            rates, unless Members
                                                                                                              agree to rates
-------------- ----------------------- --------------------------------- ------------------------------------ ---------------------
Litigation     Resolves all            Assumes continued Member          Assumes continued Member litigation  Assumes continued
               litigation, current     litigation, alludes to second     and incorporates Trustee's           Member litigation
               and proposed            Cajun bankruptcy and establishes  litigation trust fund
                                       litigation trust fund
-------------- ----------------------- --------------------------------- ------------------------------------ ---------------------
Structure      Cajun is terminated;    Paper G&T used to assign          Paper G&T used to assign existing    Cajun is terminated.
               Members agree to new    existing Member contracts         Member contracts                     Seeking new contracts
               contracts on mutually                                                                          with Members or
               agreeable terms                                                                                capture existing
                                                                                                              Member contracts
-------------- ----------------------- --------------------------------- ------------------------------------ ---------------------
Term           20-25 year wholesale    Assumption of three 25-year and   Assumption of contracts for 15       25-year contracts if
               contracts               nine 30-year contracts            years                                Members agree, else
                                                                                                              assume existing
                                                                                                              contracts
-------------- ----------------------- --------------------------------- ------------------------------------ ---------------------
Member         Members agreeable to    Members filed for Declaratory     Members filed for Declaratory        Members filed for
Contracts      new contracts on        Judgment, contending contracts    Judgment, contending contracts are   Declaratory Judgment,
               mutually agreeable      are null and void -- nonassumable null and void -- nonassumable and    contending contracts
               terms and conditions    and unassignable and setting      unassignable and setting adverse     are null and void --
                                       adverse precedent for the RUS     precedent for the RUS throughout     nonassumable and
                                       throughout the US                 the US                               unassignable and
                                                                                                              setting adverse
                                                                                                              precedent for the RUS
                                                                                                              throughout the US
-------------- ----------------------- --------------------------------- ------------------------------------ ---------------------
Load Growth    Members have an option  No access to market               Limited access to market.            No access to market
               to access the market
               for future load growth
-------------- ----------------------- --------------------------------- ------------------------------------ ---------------------
Programs       Economic development    Economic development tariff       Economic development tariff          Economic development
               tariff proposed         proposed.                         proposed                             tariff proposed.
-------------- ----------------------- --------------------------------- ------------------------------------ ---------------------

        The SWEPCO Plan provides an overall cost to the member cooperatives, and ultimately to the Louisiana consumer that is significantly lower than the rates to be charged by the other bidders. This will produce more competitive and financially viable member cooperatives, lower rates to the Louisiana consumer,

and fair value to the Cajun bankruptcy estate and creditors. Under all plans filed, the assets will be sold by Cajun and conveyed to the bidder whose plan is confirmed. Under all plans filed it appears that the $7 million in unsecured creditors will be paid in full. Under all plans filed it appears that the RUS will have to discharge or remain unpaid on approximately $3 billion in debt.

However, under the SWEPCO Plan the sale and resulting payment to creditors will occur with a lower and fair rate path agreed upon by the member cooperatives,

and subsequently passed on to the Louisiana consumer.

        The key element that distinguishes the SWEPCO Plan is the support of the member cooperatives. Under the terms of the three other plans, the plan proponents are seeking to impose or "cramdown" their plans on the members without their consent. This cramdown comes in the form of the continued

existence of Cajun as a "paper G&T" without any employees or tangible assets.

Cajun is kept alive under these plans solely to prop up and "assume" the benefits (but not the burdens) of the all requirements contracts by which these plan proponents seek to service the members. Without the power market represented by the members, it is undisputed that the assets of Cajun have materially less value than is being offered by any of the plan proponents. In an effort to capture the members as customers, the other plan proponents have resorted to a scheme whereby Cajun is kept alive to ostensibly "assume" the contracts. Under these proposals, the acquiror would enter into a uncompetitive power agreement with Cajun, and Cajun would assume the all requirements contracts and "pass on" these higher rates to the member cooperatives.

        However these plans keep Cajun alive solely on paper, and even then

Cajun is left as a "puppet regime" to do the bidding of the acquiror. While only the NRG/Zeigler Plan documents spell out the paper G&T scheme, it appears that the Southern and Enron Plans may also rely on the paper G&T scheme to capture the members as customers. The NRG/Zeigler Plan calls for the Articles of

Incorporation and Bylaws of Cajun to be amended such that NRG/Zeigler will control the makeup of the Board of Directors of Cajun. Moreover, the plan calls for unspecified conditions to be imposed on Cajun's future operations to ensure that NRG/Zeigler receives the benefit of its bargain in this transaction. The result of these unusual and overreaching provisions is that the reorganized

Cajun will be a paper shell, operating at the discretion of its corporate acquiror. Cajun will not be a cooperative as required by Louisiana cooperative law, federal cooperative law or federal tax law. The Members Committee on July

15, 1996, filed a Complaint for Declaratory Judgment styled THE CAJUN ELECTRIC

MEMBERS COMMITTEE, ET AL. V. RALPH R. MABEY, TRUSTEE FOR CAJUN ELECTRIC POWER

COOPERATIVE INC., Adv. No. 96-1052 whereby the Members Committee sets forth seven counts or causes of action establishing that the proper G&T mechanism for assumption and assignment cannot lawfully be accomplished. Moreover, the

Complaint asserts that the all requirements contracts have never been approved by the LPSC as required by Louisiana law, and are therefore a "nullity." The

Complaint emphasized that under the all requirements contracts it is the Board of Cajun that sets the rates that Cajun may charge its members, and that by its

Bylaws the Cajun Board must consist of representatives of the members. Therefore no acquiror can force or impose on the Cajun Board what rates it may charge its members. To be a lawful cooperative only the members may be Board members, and the Cajun board alone may initiate any change in rates. A buyer may acquire assets, but it may not impose a rate path that Cajun as a lawful cooperative must pass on to its members. The SWEPCO Plan alone avoids this dispute and prolonged litigation with the Members. Under the SWEPCO Plan the members will voluntarily enter into new power supply agreements with SWEPCO directly at a fair and competitive rate path. There will be no prolonged litigation seeking to impose all requirement contracts on unwilling member customers.

        SWEPCO and the Members Committee believe that any plan which is not supported by the Members must obtain:

               (i) A final nonappealable order finding that Members' wholesale power supply contracts are not null under Louisiana law.

               (ii) A final nonappealable order determining that the payer G&T scheme is not an improper assumption or assignment of the contracts.

               (iii) A final nonappealable order determining that the paper G&T scheme is not an improper modification of the contracts.

               (iv) A final nonappealable order determining that approval of the Louisiana Public Service Commission and the Members is not required to meet the "applicable law" requirement of 11 U.S.C. ss.ss. 365(c) and 1123(b)(2).

               (v) A determination by the court that the post-confirmation voting scheme meets the requirements of 11 U.S.C.ss. 1123(a)(7).

               (vi) A commitment for a purchaser for the assets that is willing and able to close the purchase of the assets for an amount substantially in excess of the market value of said assets in light of the announced position of the Members that they will not allow a reorganized Cajun to implement any plan which they do not support.

               (vii) An approval by the Louisiana Public Service Commission pursuant to 15 U.S.C. ss. 79Z-5a for the creation of an exempt wholesale power generator for the purchase of the assets.

               (viii) The approval by the Federal Energy Regulatory Commission establishing a rate structure that is substantially above a market rate over the objection of the members-customers.

               (ix) The approval by the Louisiana Public Service Commission of the purchaser as the appropriate source of power supply to the reorganized Cajun pursuant to the Pike County doctrine.

               (x) A final non-appealable order of the Bankruptcy Court determining that the provision of the Cajun By-Laws requiring Member approval of a sale of the assets can be disregarded. Normally in a bankruptcy case such approvals are preempted by the Bankruptcy Code, but the Cajun By-Laws (Article VII, ss. 2 at 13) constitute a contract with the Members, which contract must be assumed or rejected. If the contract is rejected, the Members contend that they are thereby relieved any further obligations to Cajun, including the obligation to purchase power. Further, in the event of rejection, the Members would be entitled to claim damages in an amount equal to the difference between the ultimate sale price of the assets and the sale price that the Members would approve. With regard to this and other claims of the Members, they would assert their subordination rights as identified in a letter dated May 9, 1995. If the contract is assumed, the Members will have the right to approve any sale of assets.

               (xi) A determination by the Court that a plan opposed by the Members, rate payers and LPSC and which provides non-competitive rates is the appropriate plan to approve under 11 U.S.C. 1129(c).

                                  V. CONCLUSION

        The Proponents submit that their Plan is the only plan that is feasible and confirmable under applicable law and is the only plan which avoids years of costly and risky litigation over the Supply Contracts. Moreover, the Plan strikes a proper balance between creditor compensation and competitive rates that are of paramount importance in obtaining regulatory approvals and necessitated by Cajun s reorganization. The Proponents urge you to vote in favor of the Plan that will not be delayed indefinitely by the outcome of risky,

expensive litigation.

DATED: September 30, 1996.

                                        CAJUN ELECTRIC MEMBERS COMMITTEE


                                        By:
                                           David H. Kleiman, One of its Counsel


David H. Kleiman (Indiana Bar No. 5244-49)
James P. Moloy (Indiana Bar No. 10301-49)
DANN PECAR NEWMAN & KLEIMAN, Professional Corporation
One American Square, Suite 2300
Indianapolis, Indiana 46282 (317) 632-3232

John M. Sharp (Bar No. 19149)
A Professional Law Corporation
14481 Old Hammond Highway, Suite 2
Baton Rouge, LA 70816
504-273-8510

                                        SOUTHWESTERN ELECTRIC POWER COMPANY



                                        By:
                                            Henry J. Kaim, One of its Counsel

Bobby S. Gilliam (Bar No. 6227)
Wilkinson, Carmody & Gilliam
1700 Beck Building
Shreveport, LA 71166
318-221-4196

Myron M. Sheinfeld
Henry J. Kaim (Texas Bar No. 11075400)
Sheinfeld Maley & Kay
1001 Fannin, Suite 3700
Houston, TX 77002
713-658-8881

                                        GULF STATES UTILITIES COMPANY


                                        By:
                                           Tom F.  Phillips, One of its Counsel

Tom F. Phillips (Bar No.  7532)
Taylor, Porter, Brooks & Phillips, L.L.P.
P. O. Box 2471
Baton Rouge, LA  70821
504-387-3221

                             CERTIFICATE OF SERVICE

        The undersigned hereby certifies that a copy of the foregoing has been served on this 27th day of September, 1996, to all parties on the attached distribution list.




                                          Patricia  B. Tomasco